Exhibit 16.1

January 22, 2021

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street NE

Washington, D.C. 20549

Re:	Blue Hat Interactive Entertainment Technology

Ladies and Gentlemen:

We have read the statements in the Form 6-K dated January 22, 2021, of Blue Hat Interactive Entertainment Technology to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to and, therefore, do not agree or disagree with the other statements made by the Company in the Form 6-K.

Respectfully submitted,

JLKZ CPA LLP

39-01 Main Street, Suite 501

Flushing, New York 11354

January 22, 2021